UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Conexant Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Date: Feb. 7, 2011
To: All Employees
From: Scott Mercer
Subject: Another Potential Offer for Our Company
Today, we announced our receipt of an unsolicited acquisition proposal for our company from Golden Gate Capital (http://goldengatecap.com), a private equity firm headquartered in San Francisco. Golden Gate is currently working through its “due diligence” process, which involves examining all aspects of our business and operations. At this point, we don’t know whether this proposal will result in a definitive offer or not.
As you know, we announced a definitive agreement to be acquired by SMSC, and we are proceeding with the actions required to complete that transaction. In parallel, we are also working with Golden Gate until we determine whether or not their proposal will result in a definitive offer, which we hope to know in the next week or two.
Both companies are interested in acquiring us primarily for our IP and product portfolios, our engineering teams and track record of execution, and our customer relationships. Our challenge now is to avoid distractions and stay focused on doing the things that have made us a successful company. We must deliver on new-product development schedules, continue to provide outstanding customer support and service, and ensure that our operational and financial performance meets expectations.
In the event that we close the transaction with SMSC, Sailesh Chittipeddi, currently Conexant’s president and chief operating officer, is slated to become executive vice president with responsibility for all product lines, worldwide engineering, and marketing. If we close a transaction with Golden Gate, we anticipate that Sailesh will continue with a similar senior management role.
I will keep you informed as this situation develops. In the meantime, it’s business as usual for all of us. Thank you for your patience, dedication, and support.
Best regards,
Scott
Additional Information About the SMSC Transaction
          In connection with the proposed merger transaction with SMSC (the “SMSC Transaction”), SMSC will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Conexant and a prospectus of SMSC. The definitive proxy statement/prospectus will be mailed to stockholders of Conexant. Conexant and SMSC urge investors and security holders to read the proxy statement/prospectus regarding the SMSC Transaction when it becomes available because it will contain important information about the SMSC Transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by SMSC and Conexant with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and other documents filed by SMSC or Conexant with the SEC relating to the SMSC Transaction may also be obtained for free by accessing SMSC’s website at www.smsc.com by clicking on the link for “Investor Relations”, then clicking on the link for “SEC Filings” or by accessing Conexant’s website at www.conexant.com and clicking on the “Investors” link and then clicking on the link for “Financial Information” and then clicking on the link for “SEC Filings”.
Participants in the SMSC Transaction
          SMSC, Conexant and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Conexant’s stockholders in connection with the SMSC Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Conexant’s stockholders in connection with the SMSC Transaction, including the interests of such participants in the SMSC Transaction, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about SMSC’s executive officers and directors in SMSC’s definitive proxy statement filed with the SEC on June 14, 2010. You can find information about Conexant’s executive officers and directors in Conexant’s definitive proxy statement filed with the SEC on December 10, 2010. You can obtain free copies of these documents from SMSC or Conexant, respectively, using the contact information above.
Forward-Looking Statements
          Except for historical information contained herein, the matters set forth in this document are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause Conexant’s actual future results to be materially different from those discussed in the forward-looking statements. These risks and uncertainties include risks relating to the ability to obtain regulatory approvals of the SMSC Transaction on the proposed terms and schedule; the failure of Conexant stockholders to approve the SMSC Transaction; a failure to consummate or delay in consummating the SMSC Transaction for other reasons; disruption from the SMSC Transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; and other risks relating to Conexant’s business set forth in its filings with the SEC.
          Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future. All forward-looking statements speak only as of the date hereof and are based upon the information available to Conexant at this time. Such statements are subject to change, and Conexant does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties are detailed from time to time in Conexant’s reports filed with the SEC. Investors are advised to read Conexant’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, particularly those sections entitled “Risk Factors”, for a more complete discussion of these and other risks and uncertainties.